Exhibit 10.1

CONFIDENTIAL

Confidential Resignation Agreement and General Release of Claims

This Confidential Resignation Agreement and General Release of Claims (this “Agreement”) is entered into between Five Prime Therapeutics, Inc., a Delaware corporation (“FivePrime”), and Robert Sikorski, M.D., Ph.D., an individual (“you”), effective as of the date you sign this Agreement.

1.Resignation.  You have resigned as an officer and employee of FivePrime effective April 30, 2017 (the “Resignation Date”).  You and FivePrime agree that your employment termination will be deemed a Covered Termination as defined in that certain Executive Severance Benefits Agreement between you and FivePrime dated September 17, 2014, as amended effective January 21, 2016 by the Amendment No. 1 to the Executive Severance Benefits Agreement (as amended, the “Severance Agreement”).  Capitalized terms not otherwise defined in this Agreement shall be as defined in the Severance Agreement.  You hereby acknowledge that your employment termination is not a Change in Control Termination.

2.Covered Termination Severance Benefits.  You hereby acknowledge that this Agreement constitutes the Release as defined in Section 4.3 of the Severance Agreement. Provided that you remain in compliance with this Agreement, the Consulting Agreement (as defined below), and the limitations and conditions on benefits as set forth in Article 4 (except for Section 4.5(c)) of the Severance Agreement, you will be eligible to receive the following severance benefits (“Severance Benefits”):

(a)Salary Continuance.  During the Covered Termination Severance Period, pursuant to the Severance Agreement FivePrime will pay as severance an amount equal to your Base Salary and Pro-Rata Bonus, subject to applicable withholding for federal, state and local income and employment taxes, in accordance with the payment schedule set forth in Sections 3.2 and 4.3 of the Severance Agreement.  You and FivePrime agree that the Pro-Rata Bonus monthly amount equals $14,666.67.

(b)Health Continuation Coverage.

(i)COBRA Premiums.  To the extent provided by the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or, if applicable, state insurance laws, and by FivePrime’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Resignation Date.  If you timely elect continued coverage under COBRA, FivePrime will pay your COBRA premiums to continue your coverage, including coverage for eligible dependents, if applicable (“COBRA Premiums”), through the period (the “COBRA Premium Period”) starting on the Resignation Date and ending on the earliest to occur of: (i) the date the Covered Termination Severance Period expires; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you, or as to a covered dependent, the dependent, shall cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer's group health plan or you or your covered dependent otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must promptly notify FivePrime of such event

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(ii)Special Cash Payments in Lieu of COBRA Premiums.  The foregoing notwithstanding, if FivePrime determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including Section 2716 of the Public Health Service Act), FivePrime instead shall pay to you, on the first day of each calendar month during the COBRA Premium Period, a fully taxable cash payment equal to the applicable COBRA Premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

(iii)Payment Schedule. No COBRA Premium, or Special Cash Payment, as applicable, shall become payable until the Waiver Effective Date as defined below.  Within five (5) business days after the Waiver Effective Date, FivePrime will pay the COBRA Premium payment or Special Cash Payment, as the case may be, corresponding to COBRA coverage for the month of May 2017, with the balance of the COBRA Premium payments or Special Cash Payments paid thereafter on the applicable schedule described above.

(c)Stock Awards.  FivePrime granted you options to purchase a total of 225,000 shares of common stock of FivePrime (the “Options”), pursuant to FivePrime’s 2013 Omnibus Incentive Plan (the “Plan”), as listed on Exhibit A hereto.  As of the Resignation Date, you will have vested in a total of 78,539 Options as shown on Exhibit A.  Pursuant to the Severance Agreement, on the Waiver Effective Date an additional 73,230 Options shall vest, as shown on Exhibit A, with such accelerated vesting to be deemed effective as of the Resignation Date.  FivePrime granted you a total of 145,240 restricted shares of FivePrime common stock (the “Restricted Shares”) pursuant to the Plan, as listed on Exhibit A.  As of the Resignation Date, you will have vested in a total of 90,240 Restricted Shares as shown on Exhibit A.  Pursuant to the Severance Agreement, on the Waiver Effective Date an additional 17,813 Restricted Shares shall vest and FivePrime’s reacquisition or repurchase rights thereto shall lapse, with such accelerated vesting and lapse of rights to be deemed effective as of the Resignation Date.  You acknowledge that in connection with the vesting of the 17,813 Restricted Shares referred to in the preceding sentence, FivePrime will satisfy the tax withholding obligations arising with respect to such vesting event, by withholding from the 17,813 Restricted Shares otherwise issuable to you and cancelling a number of Restricted Shares having a Fair Market Value (as such term is defined in the Plan) equal to the amount of tax withholding due with respect to such vesting event, with such tax withholding determined based on the following tax withholding rates:

Tax Withholding Obligation	Withholding Rate
Federal tax	39.6%
California state tax	13.3%
Medicare tax	2.35%

Total:	55.25%

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On the Waiver Effective Date, (i) FivePrime shall exercise its rights of reacquisition or repurchase as to the 37,187 Restricted Shares that have not yet vested as of the Resignation Date and (ii) you will automatically forfeit to FivePrime the 73,231 Options that have not yet vested as of the Resignation Date, and such unvested Options will automatically terminate.  You agree that your Service (as that term is defined in the Plan) as a Service Provider (as that term is defined in the Plan) shall terminate as of the Resignation Date.

3.Additional Benefits.  As part of this Agreement, and in addition to the Covered Termination Severance Benefits under the Severance Agreement, provided that you do not revoke pursuant to Section 15 and you remain in compliance with this Agreement, the Confidentiality Agreement (as defined below), the Consulting Agreement, and the Severance Agreement (except for Section 4.5(c)), FivePrime agrees to provide the following additional benefits (“Additional Benefits”):

(a)Extended Exercise Period.  Effective as of the Waiver Effective Date, your period to exercise vested Options shall be extended until March 31, 2018, notwithstanding the terms of the Options.

(b)Consulting Agreement.  FivePrime will enter into the Consulting Agreement set forth in Exhibit B hereto (“Consulting Agreement”), in exchange for the compensation set forth therein.  For the avoidance of doubt, your performance of your obligations under the Consulting Agreement will not be deemed to be performance of Service (as that term is defined in the Plan) as a Service Provider (as that term is defined in the Plan).

4.Accrued Salary and Accrued Vacation Time.  You hereby acknowledge that on the Resignation Date, FivePrime paid you all accrued salary, and all accrued and unused vacation time earned through the Resignation Date, subject to standard payroll deductions and withholdings.

5.Expense Reimbursements.  You agree to submit to FivePrime by April 30, 2017 your final documented expense reimbursement statement reflecting all business expenses you incurred through the Resignation Date, if any, that are reimbursable, and that FivePrime will reimburse you for all such reimbursable business expenses.

6.Other Compensation or Benefits.  You hereby acknowledge that, except as expressly provided in this Agreement, after the Resignation Date you will not receive any additional compensation, severance, or benefits, including no further mortgage assistance benefits under that certain offer letter agreement between you and FivePrime dated August 22, 2014 (“Offer Letter”).  FivePrime hereby acknowledges that you have no obligation to repay any mortgage assistance benefits received by you.

7.Confidential Information and Innovation Assignment Agreement.  In connection with your employment with FivePrime, you entered into a Confidential Information and Innovation Assignment Agreement (the “Confidentiality Agreement”, a copy of which is attached hereto as Exhibit C for your reference) with FivePrime pursuant to which, among other things, you agreed to hold in confidence and not disclose, use, lecture upon, or publish, at all times during your employment and thereafter, any of FivePrime’s Confidential Information (as

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defined in the Confidentiality Agreement).  Pursuant to the Confidentiality Agreement you also agreed that by the Resignation Date you will deliver to FivePrime all of FivePrime’s property (including keys, identification badges and entry cards), equipment (including computers and mobile phones or other electronic devices), and documents, together with all copies thereof, and any other material containing or disclosing any Inventions (as defined in the Confidentiality Agreement), Third Party Information (as defined in the Confidentiality Agreement) or Confidential Information.  You hereby reaffirm, as required in paragraph 12 of the Confidentiality Agreement, your full performance of your obligations as of the Resignation Date.  In addition, you hereby acknowledge that pursuant to paragraph 8 of the Confidentiality Agreement your non-solicitation restrictions continue for twelve (12) months after the Resignation Date.

8.Confidentiality.  You agree to hold the provisions of this Agreement in strict confidence and not publicize or disclose in any manner whatsoever the terms of this Agreement; provided, however, that you may disclose this Agreement: (a) in confidence to your immediate family; (b) in confidence to your attorneys, accountants, auditors, tax preparers and financial advisors that have a need to know the terms of this Agreement; (c) insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law; and (d) to any Government Agency (as defined below).  In particular, you agree not to disclose the terms of this Agreement to any current or former employee of FivePrime.  In addition, should you disclose the terms of this Agreement at any time before you execute this Agreement, then the offer of this Agreement shall be considered withdrawn, or otherwise null and void, as of the time of such disclosure.  Notwithstanding the foregoing, you and FivePrime acknowledge that FivePrime may disclose the terms of and file a copy of this Agreement in securities filings with the Securities and Exchange Commission, to the extent required by applicable law.

9.Characterization of Past Employment.  FivePrime agrees that you may characterize your employment position with FivePrime as that of Senior Vice President, Global Clinical Development and Acting Chief Medical Officer for the period of your employment from January 21, 2016 through June 1, 2016 and you may include such title in your resume, your online social media profiles and any applications for employment that you may submit to prospective employers. FivePrime agrees to amend your biography in FivePrime’s external website to include that you served as FivePrime’s Senior Vice President, Global Clinical Development and Acting Chief Medical Officer from January 2016 to June 2016.

10.Non-disparagement.  You agree not to disparage FivePrime or FivePrime’s officers, directors, employees, stockholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided, that you may respond accurately and fully to any question, inquiry or request for information when required by legal process or in connection with an investigation by any Government Agency. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal law or regulation or under other applicable law or regulation.  The Company agrees not to disparage you through its executive officers and the members of the Board in any manner likely to be harmful to you or your business, business reputation, business opportunity or personal reputation; provided that the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process or in

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connection with an investigation by any Government Agency.  Should you request that Lewis T. Williams provide a reference for you, Dr. Williams may in response to any such reference inquiry provide information substantially the same as set forth in Exhibit D regarding your employment with FivePrime.

11.No Admission of Liability.  By offering you the consideration in this Agreement, including the opportunity to receive the Severance Benefits and Additional Benefits, FivePrime does not admit any liability to you or to any other person.

12.Release of Claims.  In consideration of the Severance Benefits, the Additional Benefits, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally, completely and without condition release and forever discharge FivePrime and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (together, the “Released Persons”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or in any way relate to events, acts, conduct, or omissions occurring prior to your signing this Agreement.  This general release includes:  (a) all claims arising out of or in any way related to your employment with FivePrime, or the decision to terminate your employment; (b) all claims related to your compensation or benefits from FivePrime, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, restricted shares, or any other ownership interests in FivePrime; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; claims under the Offer Letter, or the Severance Agreement; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

13.Exceptions.  You are not releasing any claim that cannot be waived under applicable state or federal law.  You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, FivePrime’s certificate of incorporation or bylaws or any directors’ and officers’ liability insurance policy of FivePrime.

14.Protected Rights.  Nothing in this Agreement shall prevent you from challenging the validity of your release in a legal or administrative proceeding. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agency”).  You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to

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FivePrime.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

15.ADEA Waiver.  You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you received a copy of this Agreement for your review and consideration on April 13, 2017 and that you have twenty-one (21) days to review and consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign and deliver this Agreement to revoke it, with such revocation to be effective only if you deliver written notice of revocation to FivePrime within the seven (7)-day period; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired (the eighth day after you sign and deliver this Agreement) and you have not revoked this Agreement pursuant to subpart (d) of this sentence (the “Waiver Effective Date”).  Because you asked for, and received, revisions to the draft of this Agreement provided to you on April 13, 2017, you hereby waive an additional 21-day review period.  Accordingly, your 21-day review period under the ADEA will be deemed to have started on April 13, 2017.

16.Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims that may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under Section 1542 of the California Civil Code and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

17.No Transfer of Claims.  You represent and warrant to FivePrime that you have not assigned or transferred to any person or entity any claim, arbitration, litigation or other similar proceeding (each, a “Claim”) released by this Agreement and you agree to indemnify and hold harmless the Released Persons from and against any and all Claims based on, arising out of or connected with any such transfer or assignment.

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18.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

19.Effects of Breach.  In the event of your material breach of this Agreement (including Exhibit B and Exhibit C), you shall forfeit any unpaid Severance Benefits, and the continuation of the Additional Benefits.  In addition to any other remedies at law or equity that the Company may have, upon the Company’s written notice to you of a good faith reasonable belief (including an explanation of the basis for the reasonable belief) of your breach, the Company shall have the right to withhold further Severance Benefits, if any remain unpaid, and FivePrime will have the right to terminate the Additional Benefits, including terminating the Consulting Agreement upon written notice to you, and the right to request an early termination by the Board of the extended exercise period.

20.Section 409A.

(a)Anything to the contrary herein notwithstanding, the following provisions apply to the extent Severance Benefits provided herein are subject to Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).  Severance Benefits shall not commence until you have a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “separation from service”).   Each installment of Severance Benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the Severance Benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the Severance Benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death.  The parties acknowledge that the exemptions from application of Section 409A to Severance Benefits are fact-specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of Severance Benefits may preclude the ability of Severance Benefits provided under this Agreement to qualify for an exemption.

(b)It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A.  The foregoing notwithstanding, the Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A to Severance Benefits payments made pursuant to this Agreement.

21.General.  This Agreement, including Exhibit B and Exhibit C, constitutes the complete, final and exclusive embodiment of the entire agreement between you and FivePrime with regard to the subject matter hereof.  It is entered into without reliance on any promise or

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representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. To the extent of any conflict between the terms and conditions of this Agreement and the Severance Agreement, the terms and conditions of this Agreement shall prevail. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of FivePrime.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and FivePrime, and inure to the benefit of both you and FivePrime, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.  This Agreement and all claims relating or arising out of this Agreement or the breach thereof shall be governed by and construed in accordance with the laws of the state of California without reference to its conflict of laws principles.

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PLEASE READ THIS AGREEMENT CAREFULLY.  IT INCLUDES A RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, YOU MAY HAVE IN CONNECTION WITH YOUR EMPLOYMENT WITH FIVE PRIME THERAPEUTICS, INC., INCLUDING THE TERMINATION OF YOUR EMPLOYMENT.

By signing below, you acknowledge that you (a) have read and fully understand all of the provisions of this Agreement; (b) knowingly and voluntarily agree to all of the terms and conditions set forth in this Agreement and intend to be legally bound by the same; and (c) have been advised to and have had the opportunity to consult with and obtain the advice of legal counsel of your choice prior to executing this Agreement.

Five Prime Therapeutics, Inc. By: /s/ Lewis T. Williams Lewis T. Williams, M.D., Ph.D. President and Chief Executive Officer Date: April 30, 2017	Robert Sikorski, M.D., Ph.D. /s/ Robert Sikorski Date: April 30, 2017.

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Exhibit A

Equity Grants

Stock Option Grants

					As of April 30, 2017
Grant	Grant		Shares	Exercise	Shares	Shares	Shares	Shares Eligible
Number	Date	Plan/Type	Granted	Price	Vested	Unvested	Exercised	to Accelerate
00002645	09/18/2014	2013/ISO	33,556	$11.92	19,574	13,982	0	6,991
00002646	09/18/2014	2013/NQ	46,444	$11.92	32,092	14,352	0	7,176
00002755	08/17/2015	2013/ISO	3,334	$19.25	0	3,334	0	1,667
00002756	08/17/2015	2013/NQ	16,666	$19.25	8,332	8,334	0	4,167
00002943	06/01/2016	2013/ISO	3,001	$45.24	0	3,001	0	1,500
00002944	06/01/2016	2013/NQ	31,999	$45.24	7,291	24,708	0	12,354
00003000	08/25/2016	2013/NQ	60,000	$43.71	10,000	50,000	0	25,000
00003599	02/07/2017	2013/ISO	1,250	$45.38	0	1,250	0	625
00003600	02/07/2017	2013/NQ	28,750	$45.38	1,250	27,500	0	13,750
		Totals:	225,000		78,539	146,461	0	73,230

Restricted Stock Awards

				As of April 30, 2017
Grant	Grant		Shares	Shares	Shares	Shares Eligible
Number	Date	Plan/Type	Granted	Vested	Unvested	to Accelerate
00001489	09/18/2014	2013/RSA	20,000	10,000	10,000	5,000
00001490	04/30/2015	2013/RSA	5,240	5,240	0	0
00001491	08/20/2015	2013/RSA	75,000	75,000	0	0
00002945	06/01/2016	2013/RSA	10,000	0	10,000	5,000
00003247	08/25/2016	2013/RSA	10,000	0	10,000	5,000
00003728	02/07/2017	2013/RSA	5,625	0	5,625	2,813
00003820	02/07/2017	2013/PSA	4,844	0	4,844	0
00003845	02/07/2017	2013/RSA	14,531	0	14,531	0
		Totals:	145,240	90,240	55,000	17,813

A-1

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Exhibit B

Consulting Agreement

This Consulting Agreement (this “Agreement”) is effective as of the Waiver Effective Date (as defined in the Resignation Agreement) between Five Prime Therapeutics, Inc., a Delaware corporation (“FivePrime”), and Robert Sikorski, M.D., Ph.D., an individual (“Consultant”).  FivePrime and Consultant may each be referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

Background

A.FivePrime and Consultant entered into the Confidential Resignation Agreement and General Release of Claims (the “Resignation Agreement”), effective as of _______, 2017.

B.Under the Resignation Agreement, Consultant had seven days following the date he signed and delivered the Resignation Agreement to revoke the Resignation Agreement, which seven-day period expired without Consultant having revoked the Resignation Agreement.

In consideration of the covenants contained in this Agreement, the Parties agree as follows:

1.Services.  Consultant will provide consulting services to FivePrime as agreed to from time to time by the Parties, including with respect to clinical development matters (“Services”).  Consultant will perform all Services in compliance with the terms and conditions of this Agreement.  During the term of this Agreement, Consultant shall serve as Senior Vice President (or such other title as Consultant and the Chief Executive Officer of FivePrime shall agree) of FivePrime but not as an employee of the Company.

2.Fees; Invoices.

2.1Fees. In consideration of the performance by Consultant of the Services, FivePrime agrees to pay Consultant at the rate of Four Hundred Dollars ($400) per hour for Services performed (such consideration, “Fees”) subject to the other terms and conditions of this Agreement. FivePrime will have no liability for any other fees of or expenses or costs incurred by Consultant.

2.2Invoices.  Consultant will submit invoices to FivePrime for any Fees due on a monthly basis. Each invoice will reasonably itemize the Services performed with respect to which Fees are due.  All invoices for Fees shall be sent to the attention of Accounts Payable by electronic mail to accountspayable@fiveprime.com.

2.3Payment.  FivePrime shall pay Consultant the amounts properly due and payable under each invoice within 30 days after receipt. FivePrime may, in good faith, dispute any amount invoiced under this Agreement that reasonably appears to be inaccurate or inappropriate by withholding payment of the disputed amount of such invoice. The Parties shall negotiate in good faith to resolve any such dispute.  Once the disputed portion of such invoice is resolved, FivePrime agrees to pay any amount no longer in dispute within 30 days after such resolution.

2.4Taxes.  Consultant shall be liable for and shall pay all taxes, duties and levies imposed with respect to Consultant’s performance of Services, except for applicable sales and use taxes that by law Consultant must add to the cost of Services and which are separately stated on Consultant’s invoice. FivePrime will not make any deductions from any Fees for federal, state or local taxes, except as required by applicable law or regulation.

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3.Representations and Warranties. Consultant represents and warrants to FivePrime that:

3.1Consultant has the full right to allow it to provide FivePrime with the assignments and licenses provided for herein, and has written enforceable agreements with all persons necessary to give it the rights to do the foregoing and otherwise fully perform this Agreement.

3.2 (a) Consultant is not a party to any agreement, contract, arrangement or understanding that prohibits Consultant from entering into this Agreement or performing the Services; (b) the execution, delivery and performance by Consultant of this Agreement will not constitute a breach or default under any agreement, contract, arrangement or understanding to which Consultant is a party or which is binding upon Consultant; and (c) Consultant’s performance of all the terms of this Agreement does not, and will not breach any agreement to keep information in confidence or in trust entered into by Consultant or by which Consultant is bound; and

3.3Consultant is not under investigation by the Food and Drug Administration or any other government agency or body for debarment and is not presently or has not in the last five years been debarred pursuant to 21 U.S.C. §335a.  Consultant will promptly notify FivePrime in writing upon any inquiry or notice concerning or the commencement of any debarment investigation or proceeding under 21 U.S.C. §335a regarding Consultant.

4.	Covenants.

4.1Consultant will perform the Services in a professional manner with a high standard of care, skill and diligence and in accordance with all applicable laws, orders, and regulations.

4.2Consultant will not, during the term of this Agreement and for a period of one year thereafter, either directly or indirectly, on Consultant’s own behalf or in the service of, or on behalf of others, divert, solicit or hire away or attempt to divert, solicit or hire away any person employed by FivePrime.

4.3Consultant will promptly notify FivePrime if Consultant has notice of or is aware of a conflict or potential conflict between the performance of Services for FivePrime and Consultant’s obligations to any third party.

4.4Consultant agrees not to bring to FivePrime or to use in the performance of Services for FivePrime any resources, materials, documents or information obtained by Consultant from a third party with respect to which Consultant has a continuing obligation to maintain the confidentiality of or not disclose or use such resources, materials, documents or information to perform Services.  Consultant will not, in the course of the performance of Services, use the facilities, space, equipment, materials, confidential information or other resources of any employer of Consultant or any other third party that has engaged Consultant for the performance of Services.

5.Independent Contractor.  In performing the Services under this Agreement, Consultant will operate as and have the status of an independent contractor and will not act as or be an agent or employee of FivePrime.  As an independent contractor, Consultant will be solely responsible for determining the means and methods of performing the Services.  Consultant will determine the time, place and manner in which to accomplish the Services in accordance with the terms and conditions of this Agreement.  Consultant shall not be eligible to participate in any employee benefit or group insurance plans or programs maintained by FivePrime for its employees or receive any other benefit FivePrime provides to its employees.

6.	Confidentiality.

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6.1Confidential Information.  Consultant acknowledges that in connection with entering into and performing this Agreement or performing Services, FivePrime has disclosed or may disclose (whether directly or indirectly) information to Consultant (including information of third parties that FivePrime may disclose to Consultant) (“Confidential Information”).  Any failure by FivePrime to designate information as confidential or proprietary shall not be deemed to waive any rights of FivePrime or obligations of Consultant under this Agreement.

6.2Consultant Obligations.  Consultant will: (a) hold all Confidential Information in confidence; (b) protect all Confidential Information from disclosure; (c) use Confidential Information solely for the purpose of performing obligations under this Agreement; and (d) not use or distribute, disclose or otherwise disseminate any Confidential Information, except as expressly permitted by this Agreement.  Consultant may reproduce Confidential Information solely for the purpose of performing Services.  Any reproduction by Consultant of any Confidential Information shall remain the property of FivePrime, continue to be Confidential Information and subject to the terms and conditions of this Agreement and contain any and all confidential or proprietary notices or legends that appear on the original.  Consultant shall not reverse engineer, chemically analyze, disassemble, modify, decompile or create derivative works based on any Confidential Information.

6.3Excluded Information.  Confidential Information does not include any information that: (a) was generally available to the public at the time it was disclosed to Consultant; (b) became generally available to the public subsequent to disclosure to Consultant, other than by Consultant’s breach of this Agreement; (c) was in Consultant’s possession, as evidenced by its written records, free of any obligation of confidence at the time it was disclosed to Consultant; (d) was rightfully communicated to Consultant free of any obligation of confidence subsequent to the time it was disclosed to Consultant; or (e) was developed by Consultant independently of and without reference to any information FivePrime communicated to Consultant.

6.4Permitted Disclosures.  Consultant may disclose Confidential Information only as required by a valid order of a court or other governmental body with jurisdiction over Consultant, provided that Consultant provides FivePrime with reasonable prior written notice of such disclosure (to the extent legally permissible and reasonably practicable) and makes a reasonable effort to obtain, or to assist FivePrime in obtaining, confidential treatment of the Confidential Information so disclosed to preclude disclosure to the public and limit the disclosure to what is legally required; provided, however, that Consultant may disclose Confidential Information to the extent necessary to report possible securities law violations to the Securities and Exchange Commission or other governmental agencies without providing notice to FivePrime of such disclosure.

Notwithstanding the foregoing nondisclosure obligations, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  If Consultant files a lawsuit for retaliation by FivePrime for reporting a suspected violation of law, Consultant may disclose such trade secret to his or her attorney and use the trade secret information in the court proceeding, if Consultant: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

6.5Return or Destruction of Confidential Information.  Upon termination or expiration of this Agreement, or upon written request by FivePrime, Consultant shall promptly return to FivePrime or destroy all documents and other tangible materials containing or representing Confidential Information and all copies thereof.

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6.6Ownership; No License; Disclaimer of Warranty.  All Confidential Information shall be solely and exclusively owned by FivePrime.  Consultant recognizes and agrees that nothing contained in this Agreement shall be construed as granting any property or other rights, by license or otherwise, to any Confidential Information, or to any invention or any patent, copyright, trademark, or other intellectual property right based on such Confidential Information.  FivePrime disclaims all representations and warranties about the completeness or accuracy of Confidential Information provided to Consultant, which is provided “as-is.”

7.	Inventions.

7.1Ownership.  FivePrime will own and, to the extent permissible under applicable law, Consultant hereby assigns to FivePrime all right, title, and interest in and to all inventions, discoveries, innovations, improvements, trade secrets, works of authorship, products or processes, whether or not patentable, that are discovered, conceived, made, developed, reduced to practice, learned or fixed in a tangible medium of expression by Consultant in the performance of the Services (collectively, “Innovations”), including all copyrights, trademark rights, trade secret rights, inventions, patent rights and design rights, whether registered or unregistered, and including any application for registration for any of the foregoing, and any rights of similar nature or effect existing anywhere in the world (collectively, “IP Rights”).  Consultant shall provide FivePrime with prompt notice of all Innovations.  Consultant agrees that all materials, reports, information, data, findings, results, conclusions, items and recommendations that Consultant delivers to FivePrime in the performance of Services (“Deliverables”) and Innovations will become the property of FivePrime when discovered, conceived, made, developed, reduced to practice, learned or fixed in a tangible medium of expression, and FivePrime will own all right, title and interest in and to all such Deliverables and Innovations, including all IP Rights, whether or not delivered to FivePrime.  If any part of the Services, Deliverables, or rights assigned to FivePrime hereunder cannot be reasonably and fully made, used, reproduced, distributed or otherwise exploited without using or violating technology or intellectual property rights owned by Consultant (or any person involved in performance of the Services) and not assigned hereunder, Consultant hereby grants FivePrime and its successors a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such technology and intellectual property rights in support of FivePrime’s exercise or exploitation of the Services, Deliverables, and any assigned rights (including any modifications, improvements, and derivatives of any of them).  To the extent permitted by applicable law, Consultant irrevocably waives all artist’s or moral rights associated with Innovations and Deliverables. For clarity, the Deliverables, Innovations, and IP Rights constitute Confidential Information of FivePrime.

7.2Assistance.  Upon request by FivePrime, Consultant agrees to do all things necessary, at FivePrime’s expense, to assist FivePrime in obtaining IP Rights in Innovations and Deliverables or otherwise to evidence, perfect, and enforce FivePrime’s rights hereunder, including executing such documents as may be necessary to implement and carry out the provisions of this Section 7.

8.	Term; Termination; Survival.

8.1The term of this Agreement shall commence on the later of (a) May 1, 2017 and (b) the Waiver Effective Date and shall expire on October 30, 2017, unless earlier terminated pursuant to this Section 8.  Consultant may terminate this Agreement with five (5) days’ written notice to FivePrime.  FivePrime may terminate this Agreement immediately upon written notice to Consultant for Consultant’s Breach of this Agreement or of that certain Confidential Resignation Agreement and General Release of Claims (the “Resignation Agreement”) entered into between the Parties effective as of the Waiver Effective Date. For purposes of this Agreement, Consultant will be deemed to be in “Breach” of this Agreement if Consultant is in material breach of its representations, warranties or obligations under this Agreement or the Resignation Agreement, as applicable.

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8.2No expiration or termination of this Agreement will excuse the nonperformance of either Parties’ obligations with respect to any unfinished Services (or payment therefor).  All definitions, Sections 3 through 9, and any other provisions of this Agreement that, by their nature or terms, should survive, shall survive expiration of termination of this Agreement for any reason.

9.	Miscellaneous.

9.1Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersedes all prior understandings or agreements prior to the Waiver Effective Date.  The terms and conditions of this Agreement will exclusively govern the performance of any Services, and shall supersede all pre-printed terms and conditions contained in any invoice, purchase order, order acknowledgment form, or other business form submitted by Consultant to FivePrime.

9.2Modifications; Waiver.  Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by FivePrime and Consultant.  No express or implied waiver by a Party of any default will be a waiver of a future or subsequent default.  The failure or delay of any Party in exercising any rights under this Agreement will not constitute a waiver of any such right, and any single or partial exercise of any particular right by any Party will not exhaust the same or constitute a waiver of any other right provided in this Agreement.

9.3Severability.  If a judicial body of competent jurisdiction holds any provisions of this Agreement invalid or unenforceable, the remaining portions of this Agreement shall remain in full force and effect, and such judicial body shall be empowered to substitute, to the extent enforceable, provisions similar to said provision, or other provisions, so as to provide to the Parties the benefits intended by said provision, to the fullest extent permitted by applicable law.

9.4Assignment.  Consultant may not assign this Agreement or any rights hereunder or delegate or assign any of Consultant’s obligations hereunder. FivePrime may assign or delegate all or any portion of its rights, obligations and licenses herein or any interest therein to any Affiliate or to any entity with which FivePrime may merge or consolidate, or any entity which may purchase FivePrime or a material part of its business or assets.  The term “Affiliate” means any entity that controls, is controlled by, or is under common control with, FivePrime, where “control” refers to ownership of at least 50% of the voting interests of the entity controlled.

9.5Governing Law.  This Agreement and all claims relating to or arising out of this Agreement or the breach thereof shall be governed by and construed in accordance with the laws of the state of California without reference to its conflict of laws principles.

9.6

Injunctive Relief.  Consultant agrees that any actual or threatened breach of the confidentiality provisions of this Agreement may cause irreparable harm to FivePrime with respect to which monetary damages may not reasonably or adequately compensate FivePrime.  Consultant consents to FivePrime’s right to seek injunctive relief in any court of competent jurisdiction in connection with any such breach or threatened breach without need to post a bond.  The remedies provided in this section are not exclusive and FivePrime may pursue all other remedies, both legal and equitable, alternatively or cumulatively.

9.7

Notices.  All notices required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile (with machine acknowledgement of a complete transmission), a nationally recognized courier service or registered or certified mail (postage prepaid and return receipt requested), addressed as follows:

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If to FivePrime: Five Prime Therapeutics, Inc. Two Corporate Drive South San Francisco, CA 94080 Attn: Legal Department Facsimile: (415) 520-9567 With a copy to: Legal@fiveprime.com	If to Consultant: Robert Sikorski, M.D., Ph.D. _____________ _____________ Email: _____________

or to such other address or facsimile number as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day of scheduled delivery if sent by nationally-recognized overnight courier; or (c) on the fifth business day following the date of mailing, if sent by mail.

9.8Construction; Interpretation.  The titles of the Sections of this Agreement are for convenience only and are not to be considered in construing this Agreement.  In this Agreement, unless otherwise specified: (a) “includes” and “including” shall mean respectively includes and including without limitation; (b) the word “or” shall not be deemed to be used in the exclusive sense and shall instead be used in the inclusive sense to mean “and/or”; (c) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; (d) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and (d) except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

9.9Counterparts.  This Agreement may be executed in counterparts and in any format, including facsimile versions or electronically delivered versions thereof, each of which shall be deemed to be an original and shall fully bind each Party who has executed it, but all such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Waiver Effective Date.

Five Prime Therapeutics, Inc. By: Lewis T. Williams President and Chief Executive Officer	Robert Sikorski, M.D., Ph.D.

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Exhibit C

Confidential Information and Innovation Assignment Agreement

(for Employees)

This Confidential Information and Innovation Assignment Agreement (for Employees) (this "Agreement") is entered into between Five Prime Therapeutics, Inc., a Delaware corporation (together with any parent, subsidiary, affiliate or successor, "FivePrime"), and the undersigned person.

FivePrime has made an employment offer to you. As an employee of FivePrime, FivePrime would entrust you with Confidential Information (as defined below) and you may develop Innovations (as defined below). As a material condition to your employment with FivePrime, FivePrime requires, among other things, that you agree to the terms and conditions of this Agreement.  In consideration of my employment by FivePrime and the compensation FivePrime would pay me with respect to my employment, I agree as follows:

1.Confidential Information. For purposes of this Agreement ,"Confidential Information" means any and all data and information related to any aspect of the business of FivePrime, including data and information disclosed to FivePrime by third parties, that is either information not known by actual or potential competitors of FivePrime or is confidential information of FivePrime (or confidential information of third parties that have disclosed such information to FivePrime) that is disclosed or known to you in connection with your employment with FivePrime, including ideas, genes, sequences, targets, cell lines, vectors, antibodies, antigens, ligands, receptors, assays, biological materials, techniques, models, inventions, trade secrets, know-how, patent applications, processes, designs, specifications , apparatuses , equipment, algorithms, software code, databases and their contents, formulae, products or services, research, pre-clinical and development work , data and plans, financial information, procurement requirements, purchasing, manufacturing, business information, investors , employees, compensation policies, practices and related information, business and contractual relationships, term sheets, the existence and status of negotiations, agreements, business forecasts, and marketing plans and information. Confidential Information shall not include any information that you can demonstrate, by competent evidence, (a) was rightfully in your possession prior to the time FivePrime disclosed such information to you in connection with your employment;(b) was lawfully obtained by you from a third party under no obligation of confidentiality to FivePrime; or (c) becomes public knowledge through no fault or omission of you or any third party.

2.Nondisclosure; Use. During and after the termination of my employment with FivePrime, I will hold all Confidential Information in strict confidence and will not disclose, use, copy, publish, lecture upon or summarize any Confidential Information, except as necessary to carry out my assigned responsibilities as a FivePrime employee and

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in compliance with any policies or procedures FivePrime may adopt from time to time, including with respect to publications and other public disclosures, and in compliance with any obligations FivePrime may have to third parties.  I acknowledge that the unauthorized taking or use of FivePrime's trade secrets could result in my personal liability under California Civil Code Section 3426 et seq. and is a crime under California Penal Code Section 499c.

3.FivePrime Property. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, antibodies, antigens, cells, compounds, biological materials and other materials, including copies and in whatever form, relating to the business of FivePrime that I possess, create, access or use as a result of my employment with FivePrime, whether or not confidential, are the sole and exclusive property of FivePrime. Upon termination of my employment for any reason, or otherwise upon FivePrime's request at any other time, I will promptly deliver to FivePrime all such property and materials, and will not keep in my possession, recreate, duplicate or deliver to anyone else any such property or materials.

4.Ownership of Innovations. All Innovations shall be the property of FivePrime and, to the fullest extent permitted by law, shall be "works made for hire." I hereby assign and agree to assign to FivePrime or its designee, without further consideration, the entire right, title and interest in and to all Innovations, including all rights to obtain, register, perfect, and enforce patents, copyrights, and other intellectual property rights or protections for Innovations. I will disclose promptly and in writing to the individual designated by FivePrime or to my immediate supervisor all Innovations that I have made or reduced to practice. For purposes of this Agreement, the term "Innovation" means any invention, discovery, improvement, trade secret or original work of authorship, whether or not patentable, that I discover, conceive, make, develop, reduce to practice or learn, alone or with others, in the course of my employment with FivePrime or from my use of Confidential Information.  The term Innovation does not include any Excluded Inventions (as defined below).  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by FivePrime) of all Innovations made by me during the period of my employment by FivePrime, which records shall be available to, and remain the sole property of, FivePrime at all times.

5.Excluded Innovations and Inventions.

5.1I have disclosed on Exhibit A a complete list of all inventions, discoveries, improvements, trade secrets or original works of authorship, whether or not patentable, that I have, or I have caused to be, either alone or jointly with others, conceived, developed, or reduced to practice prior to my employment by FivePrime, in which I have an ownership interest or which I have a license to use, and that I wish to exclude from the scope of this Agreement (each, a "Pre-Existing Innovation"). If such a Pre-Existing Innovation involves the trade secrets or confidential information of any former employer or other person, I have discussed with FivePrime how such Pre-Existing Innovation should be described without violating my obligations to such

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former employer or other person. If no Pre-Existing Innovations are listed in Exhibit A, I represent and warrant to FivePrime that no Pre-Existing Innovations exist.

5.2I understand that this Agreement requires disclosure, but not assignment, of any invention that qualifies fully for protection under Section 2870 of the California Labor Code (together with the Pre-Existing Innovations, the "Excluded Inventions"), a copy of which is attached hereto as Exhibit B, which pertains to rights I may have in connection with inventions that I develop entirely on my own time for which no equipment, supplies, facilities or trade secret information of FivePrime are used and (a) that do not relate to the business of FivePrime or to FivePrime's actual or demonstrably anticipated research or development, or (b) that do not result from any work performed by me for FivePrime.

5.3I agree that I will not incorporate, or permit to be incorporated, any Excluded Inventions in any Innovation. If , in the course of my employment with FivePrime, I incorporate any Excluded Invention into an Innovation or a FivePrime process, machine or other work , I hereby grant FivePrime a non-exclusive, perpetual, fully paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in such Excluded Invention.

6.Assistance; Power of Attorney.  During my employment and thereafter, I will assist FivePrime to obtain and enforce United States and foreign patents, copyrights and other forms of intellectual property rights or protections relating to Innovations. In the event FivePrime is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint FivePrime and its duly authorized officers and agents as my agent and attorney-in-fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

7.Non-competition.  During my employment with FivePrime, I will perform for FivePrime such duties as FivePrime may designate from time to time, devote my full time and best efforts to the business of FivePrime and not engage in any other employment, occupation, consulting or other activity that is competitive with or would conflict with the essential interests of FivePrime.

8.Non-solicitation.  During my employment with FivePrime, and for twelve (12) months after the termination of my employment, regardless of the reason for termination, I will not, directly or indirectly, whether through a third party or otherwise, solicit, recruit, encourage or induce any employee or director of or consultant or contractor to FivePrime to terminate his, her or its relationship with FivePrime in order to accept or enter into any employment or independent contractor or other business relationship with an employer, entity or person other than FivePrime.

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9.Contracts with and Obligations to Third Parties. I represent and warrant that I am not bound by the terms of any agreement with any previous employer or other party that conflicts with this Agreement or requires or would require me to assign inventions that are now in existence or may be conceived or reduced to practice by me in the future.  I represent and warrant that I have not entered into, and covenant that I will not enter into during the term of my employment with FivePrime, any agreement, employment, consultancy or undertaking that would restrict or impair or otherwise conflict with my performance of this Agreement or my employment with FivePrime. I will not, during my employment with FivePrime or otherwise, use or disclose to FivePrime any confidential, trade secret, or other proprietary information or material of any previous employer or other person, and I will not bring onto FivePrime's premises any such information or material of any previous employer or other person.

10.No Debarment.  I understand that FivePrime is engaged in the biotechnology business, which is regulated by the United States Food and Drug Administration ("FDA"}, among other governmental agencies.  I represent and warrant to FivePrime that I am not, and have never been, debarred by the FDA or any other governmental agency, including of jurisdictions outside the United States, associated with the regulation of pharmaceuticals or biologics, including with respect to clinical and non-clinical research, development, manufacturing, marketing and sales. If at any time during my employment with FivePrime I become the subject of any proceeding for disqualification, debarment, delisting or exclusion, I will immediately inform FivePrime of such proceeding.

11.No Employment Agreement.  I agree that my employment by FivePrime is not for a definite period of time. Rather, my employment relationship with FivePrime is one of employment at will and my continued employment is not obligatory by either myself or FivePrime. I acknowledge that nothing in this Agreement would in any way alter the at-will nature of my employment with FivePrime.

12.Reaffirmation.  I will upon the termination of my employment with FivePrime reaffirm all of my obligations set forth in this Agreement and certify to FivePrime that I have performed all of my obligations in this Agreement that by their terms are to be performed on or before the termination of my employment with FivePrime.

13.Notification to Other Persons.  I hereby grant consent to FivePrime notifying any of my subsequent employers or entities or persons that may engage me as an employee, consultant, independent contractor, temporary worker, partner, director, officer or agent about my rights and obligations under this Agreement.

14.General Provisions.

14.1Severability. The provisions of this Agreement are severable. If any term of this Agreement is held invalid or unenforceable, it shall be adjusted rather than

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voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement, shall be deemed valid, and enforceable to the fullest extent possible.

14.2Injunctive Relief. I agree that, because my services to FivePrime are personal and because I will have access to Confidential Information, damages may not adequately remedy any breach of my obligations under this Agreement and that FivePrime may (without limitation of any other rights or remedies otherwise available to FivePrime and without the necessity of posting a bond) obtain an injunction or other equitable relief from any court of competent jurisdiction prohibiting the continuance or recurrence of any such breach.

14.3Governing Law; Consent to Jurisdiction. This Agreement and all claims relating to or arising out of this Agreement or the breach thereof shall be governed by and construed in accordance with the laws of the state of California without reference to its conflict of laws principles. I hereby submit to the jurisdiction of the state courts and Federal courts located in San Francisco County, California, for purposes of any action arising from or related to this Agreement and agree that such courts shall be deemed to be a convenient forum.  I agree that service upon me in any such action or proceeding may be made by first class mail, certified or registered, to my address as last appearing on the records of FivePrime.

14.4Survival; Binding Effect. This Agreement shall survive the termination of my employment and the assignment of this Agreement by FivePrime to any successor-in-interest or other assignee. This Agreement shall bind and inure to the benefit of (a) FivePrime's successors and assigns and (b) your heirs, executors, administrators and other legal representatives.

14.5Waiver.  Any waiver or failure to enforce any provision of this Agreement on one occasion will not constitute a waiver of any other provision or of such provision on any other occasion.

14.6No Assignment.  You may not assign or transfer this Agreement or any right or obligation hereunder.

14.7Headings. The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning, construction or interpretation of this Agreement.

14.8Entire Agreement; Modifications.  This Agreement contains the entire agreement between FivePrime and me concerning the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings, and agreements, whether oral or written, respecting that subject matter. All modifications to this Agreement must be in writing and signed by the party against whom enforcement of such modification is sought.

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I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

I acknowledge that I have read and understand this Agreement and have executed this Confidential Information and Innovation Assignment Agreement (for Employees) as of August 24, 2014.

/s/ Robert Sikorski	Address:18316 Tapwood Road
Signature	Boyds, MD 20841
E-mail: email@robertsikorski.com

Robert Sikorski
Print Name

AGREED AND ACKNOWLEDGED:

Five Prime Therapeutics, Inc.

By:	/s/ Lauretta Cesario
Name:	Lauretta Cesario
Title:	Vice President, Human Resources

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Exhibit A

Pre-Existing Innovations

Please identify below all Pre-Existing Innovations, in which you have an ownership interest or which you have a license to use, and that you wish to exclude from the scope of this

Agreement.  If any such Pre-Existing Innovation involves the trade secrets or confidential information of any former employer or other person, discuss with FivePrime how such Pre Existing Innovation should be described in order to avoid violating any obligations you have to any such former employer or other person.  If you do not list any Pre-Existing Innovations below, you are representing and warranting to FivePrime that no Pre-Existing Innovations exist.

Identifying Number Or Brief Description
Personal
Software 1	3/2010	Custom designed software to analyze clinical
trial data
Software 2	6/2011	Custom designed software to: -review journal articles -review clinical trials
-review press releases
Software 3	4/2005	Custom designed software to manage projects and timelines
Software 4	7/2007	Custom designed software to manage email

Medimmune

Additional disclosures to be discussed with FivePrime, as described above.

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Exhibit B

California Labor Code

§ 2870 Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

(b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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Exhibit D

Reference Statements

•	Bob was initially hired as Vice President, Global Clinical Development, on September 17, 2014.
•	Bob was promoted to the position of Senior Vice President, Global Clinical Development, on January 21, 2016.
•	Bob was promoted to the position of Senior Vice President and Chief Medical Officer on June 15, 2016.
•	Between January 21 and June 15, 2016, Bob was FivePrime’s Acting Chief Medical Officer.
•	Bob resigned as a full time FivePrime employee on April 30, 2017 to pursue other opportunities.
•	Bob and FivePrime have agreed that he will continue to support the company as a Senior Vice President reporting to the CEO during his transition.
•	Bob has deep medical and scientific knowledge and experience, particularly in the field of immuno-oncology, which were important to FivePrime and provided us insight in this dynamic field.
•	Bob’s knack for finding out-of-the-box approaches to problems aligned well with FivePrime’s focus on innovation.
•	FivePrime’s clinical development programs progressed significantly during Bob’s tenure at Five Prime.
o

FivePrime advanced the clinical development of cabiralizumab in immuno-oncology by initiating a large Phase 1a/1b clinical trial in combination with nivolumab and in PVNS in a Phase 1/2 clinical trial, which FivePrime plans to advance into registration-enabling trials in 2018; and

o	FivePrime advanced the clinical development of FPA144 in both gastric and bladder cancer and, based on this work, plans to advance FPA144 into registration-enabling trials in 2018.
•	Bob also exhibited leadership in the company’s advancement of three immuno-oncology development candidates through pre-clinical development and into IND-enabling studies.

D-1